Exhibit 4.2

EXECUTION VERSION

PHREESIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

October 27, 2017

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PHREESIA, INC.

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Agreement, dated as of October 27, 2017 is entered into by and among Phreesia, Inc., a Delaware corporation (the “Company”), and the individuals and entities listed on Exhibit A attached hereto (the “Purchasers”).

Recitals

WHEREAS, the Company and certain of the Purchasers are parties to a certain Fourth Amended and Restated Investor Rights Agreement, dated as of October 14, 2014, by and among the Company and the parties set forth therein (as amended, the “Prior Agreement”), which provided, among other things, for certain arrangements with respect to (i) the registration of shares of capital stock of the Company under the Securities Act (as defined below), (ii) certain Purchasers’ right of first refusal with respect to certain issuances of securities of the Company, and (iii) certain covenants of the Company;

WHEREAS, the Company and certain of the Purchasers have entered into a Senior B Convertible Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which such Purchasers have agreed to purchase certain shares of Senior B Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Senior B Preferred Stock,” and together with the Company’s Senior A Convertible Preferred Stock, par value $0.01 per share (the “Senior A Preferred Stock”), the “Senior Preferred”), the Company’s Junior Convertible Preferred Stock, par value $0.01 per share (the “Junior Preferred Stock”) and the Company’s Redeemable Preferred Stock, par value $0.01 per share (the “Redeemable Preferred Stock”), the “Preferred Stock”) from the Company, and pursuant to Section 6.2(b) of the Purchase Agreement, the Company may issue the Purchasers shares of the Company’s Common Stock from the Company (the “Purchase Agreement Common Stock”); and

WHEREAS, such Purchasers have made it a condition to their agreement to purchase shares of Senior B Preferred Stock under the Purchase Agreement that the Prior Agreement be amended and restated as herein provided.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and the consummation of the sale and purchase of shares of capital stock of the Company pursuant to the Purchase Agreement, the parties hereto agree that the Prior Agreement shall be amended and restated to read in its entirety as follows:

1.         Certain Definitions As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliated Party” means, with respect to any Purchaser, any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such Purchaser, including, without limitation, any general partner, officer or director of such Purchaser and any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company (or member thereof) with, such Purchaser.

“Available Undersubscription Amount” means the difference between the total of all of the Basic Amounts available for purchase by Qualified Purchasers pursuant to Section 3.1 and the Basic Amounts subscribed for pursuant to Section 3.1.

“Basic Amount” means, with respect to a Qualified Purchaser, its pro rata portion of the Offered Securities determined by multiplying the number of Offered Securities by a fraction, the numerator of which is the Purchase Agreement Common Stock then held by such Qualified Purchaser plus the aggregate number of shares of Common Stock issuable upon conversion of all Preferred Shares then held by such Qualified Purchaser, and the denominator of which is the total number of shares of Common Stock then outstanding (giving effect to the conversion into Common Stock of all outstanding shares of convertible preferred stock and the exercise of all outstanding options to purchase Common Stock).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning ascribed to it in the introductory paragraph hereto.

“Company Sale” means: (a) a merger or consolidation in which (i) the Company is a constituent party, or (ii) a Company Subsidiary is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (i) or (ii) any such merger or consolidation involving the Company or a Company Subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, more than 50% by voting power of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company Subsidiary of all or substantially all the assets of the Company and the Company Subsidiaries taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company Subsidiary); or (c) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than 75% by voting power of the then-outstanding capital stock of the Company to any person or entity or group of affiliated persons or entities.

“Company Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Company Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Confidential Information” means any information that is labeled as confidential, proprietary or secret which a Purchaser obtains from the Company pursuant to financial statements, reports and other materials provided by the Company to such Purchaser pursuant to this Agreement or pursuant to visitation or inspection rights granted hereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Indemnified Party” means a party entitled to indemnification pursuant to Section 2.5.

“Indemnifying Party” means a party obligated to provide indemnification pursuant to Section 2.5.

“Initial Public Offering” means the initial underwritten public offering of shares of Common Stock pursuant to an effective Registration Statement.

“Initiating Holders” means the Purchasers initiating a request for registration pursuant to Section 2.1(a) or 2.1(b), as the case may be.

“Notice of Acceptance” means a written notice from a Purchaser to the Company containing the information specified in Section 3.1(b).

“Offer” means a written notice of any proposed or intended issuance, sale or exchange of Offered Securities containing the information specified in Section 3.1(a).

“Offered Securities” means (a) any shares of its Common Stock, (b) any other equity securities of the Company, including, without limitation, shares of preferred stock, (c) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Company, or (d) any debt securities convertible into capital stock of the Company.

“Other Holders” means holders of securities of the Company (other than Purchasers) who are entitled, by contract with the Company, to have securities included in a Registration Statement.

“Preferred Shares” means shares of Senior A Preferred Stock, Senior B Preferred Stock and Junior Preferred Stock.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by an amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Agreement” has the meaning ascribed to it in the recitals hereto.

“Purchaser” has the meaning ascribed to it in the introductory paragraph hereto provided, however, that each of Silicon Valley Bank and Allen & Company LLC shall be deemed a Purchaser solely for purposes of Sections 2, 6 and 7 below; provided, that for purposes of Section 2.1(a), Silicon Valley Bank and Allen & Company LLC shall not be entitled to be an Initiating Holder. Silicon Valley Bank and Allen & Company LLC shall not be deemed a Purchaser for any other provision of this Agreement.

“Qualified Purchaser” means a Purchaser that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

“Refused Securities” means those Offered Securities as to which a Notice of Acceptance has not been given by the Qualified Purchasers pursuant to Section 3.1.

“Registrable Shares” means (a) the shares of the Purchase Agreement Common Stock, (b) the shares of Common Stock issued or issuable upon conversion of the Shares, (c) any other shares of Common Stock, and any shares of Common Stock issued or issuable upon the conversion or exercise of any other securities, acquired by the Purchasers and (d) any other shares of Common Stock issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalizations or similar events); provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares upon any sale pursuant to a Registration Statement or Rule 144 under the Securities Act. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Common Stock issuable upon conversion of the Preferred Shares even if such conversion shall not yet have been effected.

“Registration Expenses” means all expenses incurred by the Company in complying with the provisions of Section 2, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Company and the reasonable fees and expenses of one counsel selected by the Selling Stockholders to represent the Selling Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of Selling Stockholders’ own counsel (other than the counsel selected to represent all Selling Stockholders).

“Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Restated Charter” means the Company’s Sixth Amended and Restated Certificate of Incorporation (as amended, restated or otherwise modified).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Selling Stockholder” means any Purchaser owning Registrable Shares included in a Registration Statement.

“Shares” means shares of Purchase Agreement Common Stock, and shares of Senior A Preferred Stock, Senior B Preferred Stock and Junior Preferred Stock.

“Undersubscription Amount” means, with respect to a Qualified Purchaser, any additional portion of the Offered Securities attributable to the Basic Amounts of other Qualified Purchasers as such Qualified Purchaser indicates it will purchase or acquire should the other Qualified Purchasers subscribe for less than their Basic Amounts.

2.         Registration Rights.

2.1         Required Registrations.

(a)         Subject to Subsection 3.4 of Article FOURTH B of the Restated Charter, at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) six (6) months after the closing of the Initial Public Offering, a Purchaser or Purchasers holding in the aggregate at least a majority of the Registrable Shares then outstanding may request, in writing, that the Company effect the registration on Form S-1 (or any successor form) of Registrable Shares owned by such Purchaser or Purchasers having an aggregate value of at least $10,000,000 (based on the market price or fair value on the date of such request).

(b)         At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), a Purchaser or Purchasers holding Registrable Shares may request, in writing, that the Company effect the registration on Form S-3 (or such successor form), of Registrable Shares having an aggregate value of at least $5,000,000 (based on the public market price on the date of such request).

(c)         Upon receipt of any request for registration pursuant to this Section 2, the Company shall promptly give written notice of such proposed registration to all other Purchasers. Such Purchasers shall have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Purchasers may request in such notice of election, subject in the case of an underwritten offering to the terms of Section 2.1(d). Thereupon, the Company shall, as expeditiously as possible, use commercially reasonable efforts to effect the registration on an appropriate registration form of all Registrable Shares which the Company has been requested to so register; provided, however, that in the case of a registration requested under Section 2.1(b), the Company will only be obligated to effect such registration on Form S-3 (or any successor form).

(d)         If the Initiating Holders intend to distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) or (b), as the case may be, and the Company shall include such information in its written notice referred to in Section 2.1(c). In such event, (i) the right of any other Purchaser to include its Registrable Shares in such registration pursuant to

Section 2.1(a) or (b), as the case may be, shall be conditioned upon such other Purchaser’s participation in such underwriting on the terms set forth herein, and (ii) all Purchasers, including Registrable Shares in such registration shall enter into an underwriting agreement upon customary terms with the underwriter or underwriters managing the offering; provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of the Purchasers materially greater than the obligations of the Purchasers pursuant to Section 2.5. The Initiating Holders shall have the right to select the managing underwriter(s) for any underwritten offering requested pursuant to Section 2.1(a) or (b), subject to the approval of the Company, which approval will not be unreasonably withheld, conditioned or delayed. If any Purchaser who has requested inclusion of its Registrable Shares in such registration as provided above disapproves of the terms of the underwriting, such Purchaser may elect, by written notice to the Company, to withdraw its Registrable Shares from such Registration Statement and underwriting. If the managing underwriter advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, then all securities held by other parties shall first be excluded, and thereafter the number of Registrable Shares to be included in the Registration Statement and underwriting shall be allocated among all Purchasers requesting registration in proportion, as nearly as practicable, to the respective number of Registrable Shares which they have requested to be so registered.

(e)         The Company shall not be required to effect, or to take any action to effect, more than three (3) registrations pursuant to Section 2.1(a), and shall not be required to effect, or take any action to effect, more than two (2) registrations in any twelve (12) month period pursuant to Section 2.1(b). In addition, the Company shall not be required to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) or Section 2.1(b) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eight (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective. For purposes of this Section 2.1(e), a Registration Statement shall not be counted until such time as such Registration Statement has been declared effective by the Commission (unless the Initiating Holders withdraw their request for such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Purchasers after the date on which such registration was requested) and elect not to pay the Registration Expenses therefor pursuant to Section 2.4). For purposes of this Section 2.1(e), a Registration Statement shall not be counted if, as a result of an exercise of the underwriter’s cutback provisions, less than 50% of the total number of Registrable Shares that Purchasers have requested to be included in such Registration Statement are so included.

2.2         Incidental Registration.

(a)         Whenever the Company proposes to file a Registration Statement (other than a Registration Statement filed pursuant to Section 2.1) at any time and from time to time, it will, prior to such filing, give written notice to all Purchasers of its intention to do so. Upon the written request of a Purchaser or Purchasers given within 20 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use commercially reasonable efforts to cause all

Registrable Shares which the Company has been requested by such Purchaser or Purchasers to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Purchaser or Purchasers; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 2.2 without obligation to any Purchaser.

(b)        If the registration for which the Company gives notice pursuant to Section 2.2(a) is a registered public offering involving an underwriting, the Company shall so advise the Purchasers as a part of the written notice given pursuant to Section 2.2(a). In such event, (i) the right of any Purchaser to include its Registrable Shares in such registration pursuant to this Section 2.2 shall be conditioned upon such Purchaser’s participation in such underwriting on the terms set forth herein and (ii) all Purchasers including Registrable Shares in such registration shall enter into an underwriting agreement upon customary terms with the underwriter or underwriters selected for the underwriting by the Company; provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of Purchasers materially greater than the obligations of the Purchasers pursuant to Section 2.5. If any Purchaser who has requested inclusion of its Registrable Shares in such registration as provided above disapproves of the terms of the underwriting, such person may elect, by written notice to the Company, to withdraw its shares from such Registration Statement and underwriting. If the managing underwriter advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the shares held by holders of securities of the Company other than Purchasers and Other Holders shall be excluded from such Registration Statement and underwriting to the extent deemed advisable by the managing underwriter, and, if a further reduction of the number of shares is required, the number of shares that may be included in such Registration Statement and underwriting shall be allocated among all Purchasers and Other Holders requesting registration in proportion, as nearly as practicable, to the respective number of shares of Common Stock (on an as-converted basis) held by them on the date the Company gives the notice specified in Section 2.2(a); provided that, unless such registration is in connection with the Company’s Initial Public Offering, the number of Registrable Shares permitted to be included therein shall in any event be at least 25% of the securities included therein (based on aggregate market values). If any Purchaser or Other Holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting Purchasers and Other Holders pro rata in the manner described in the preceding sentence.

2.3        Registration Procedures.

(a)         If and whenever the Company is required by the provisions of this Agreement to use commercially reasonable efforts to effect the registration of any Registrable Shares under the Securities Act, the Company shall:

(i)         file with the Commission a Registration Statement with respect to such Registrable Shares and use commercially reasonable efforts to cause that Registration Statement to become effective as soon as possible;

(ii)        as expeditiously as possible prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof) and to keep the Registration Statement effective for 12 months from the effective date or such lesser period until all such Registrable Shares are sold;

(iii)        as expeditiously as possible furnish to each Selling Stockholder such reasonable numbers of copies of the Prospectus, including any preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by such Selling Stockholder;

(iv)        as expeditiously as possible use commercially reasonable efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the Selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the Selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the Selling Stockholders; provided, however, that the Company shall not be required in connection with this paragraph (iv) to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or to amend its Certificate of Incorporation or By-laws in a manner that the Board of Directors of the Company determines is inadvisable;

(v)        as expeditiously as possible, cause all such Registrable Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(vi)        promptly provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement;

(vii)        promptly make available for inspection by the Selling Stockholders, any managing underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Selling Stockholders, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(viii)        notify each Selling Stockholder, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed; and

(ix)        as expeditiously as possible following the effectiveness of such Registration Statement, notify each Selling Stockholder of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus.

(b)        If the Company has delivered a Prospectus to the Selling Stockholders and after having done so the Prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Selling Stockholders and, if requested, the Selling Stockholders shall immediately cease making offers of Registrable Shares and return all Prospectuses to the Company. The Company shall promptly provide the Selling Stockholders with revised Prospectuses and, following receipt of the revised Prospectuses, the Selling Stockholders shall be free to resume making offers of the Registrable Shares.

(c)        In the event that, in the good faith judgment of the Board of Directors of the Company, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company, in the good faith judgment of the Board of Directors, reasonably believes public disclosure would be detrimental to the Company, the Company shall notify all Selling Stockholders to such effect, and, upon receipt of such notice, each such Selling Stockholder shall immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Selling Stockholder has received copies of a supplemented or amended Prospectus or until such Selling Stockholder is advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. Notwithstanding anything to the contrary herein, the Company shall not exercise its rights under this Section 2.3(c) to suspend sales of Registrable Shares for a period in excess of 30 days consecutively or 60 days in any 365-day period.

2.4        Allocation of Expenses. The Company will pay all Registration Expenses for all registrations under this Agreement; provided, however, that if a registration under Section 2.1 is withdrawn at the request of the Initiating Holders (other than as a result of information concerning the business or financial condition of the Company which is made known to the Selling Stockholders after the date on which such registration was requested) and if the Initiating Holders elect not to have such registration counted as a registration requested under Section 2.1, the Selling Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration.

2.5        Indemnification and Contribution.

(a)        In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Stockholder, each underwriter of such Registrable Shares, and each other person, if any, who controls such Selling Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Selling Stockholder, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the Registration Statement or the offering contemplated thereby; and the Company will reimburse such Selling Stockholder, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such Selling Stockholder, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Selling Stockholder, underwriter or controlling person specifically for use in the preparation thereof.

(b)        In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each Selling Stockholder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if and to the extent (and only to the extent) that the statement or omission was made in reliance upon and in conformity with information relating to such Selling Stockholder furnished in writing to the Company by such Selling Stockholder specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of a Selling Stockholder hereunder shall be limited to an amount equal to the net proceeds to such Selling Stockholder of Registrable Shares sold in connection with such registration.

(c)        Each Indemnified Party shall give notice to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld, conditioned or delayed); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.5 unless and except to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if the Indemnified Party reasonably concludes that representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided further that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party. The Indemnifying Party also shall be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)        In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 2.5 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Selling Stockholders on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the Selling Stockholders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Company or the Selling Stockholders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Selling Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 2.5(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 2.5(d), (i) in no case shall any one Selling Stockholder be liable or responsible for any amount in excess of the net proceeds received by such Selling Stockholder from the offering of Registrable Shares and (ii) the Company shall be liable and responsible for any amount in excess of such proceeds; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 2.5(d), notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section 2.5(d). No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)        The rights and obligations of the Company and the Selling Stockholders under this Section 2.5 shall survive the termination of this Agreement.

2.6        Other Matters with Respect to Underwritten Offerings. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 2.1, the Company agrees to (a) enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of the Company and customary covenants and agreements to be performed by the Company, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering; (b) use commercially reasonable efforts to cause its legal counsel to render customary opinions to the underwriters and the Selling Stockholders with respect to the Registration Statement; and (c) use commercially reasonable efforts to cause its independent public accounting firm to issue customary “cold comfort letters” to the underwriters and the Selling Stockholders with respect to the Registration Statement.

2.7        Information by Holder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

2.8        “Lock-Up” Agreement; Confidentiality of Notices. Each Purchaser, if requested by the Company and the managing underwriter of the Initial Public Offering, shall not sell or otherwise transfer or dispose of any Registrable Shares or other securities of the Company (excluding securities acquired in the Initial Public Offering or in the public market after such offering) held by such Purchaser for a period of 180 days following the effective date of the Registration Statement for the Initial Public Offering; provided, that all stockholders of the Company then holding at least 1% of the outstanding Common Stock (on an as-converted basis) and all officers and directors of the Company enter into similar agreements; and provided further, that such agreement shall not apply to securities acquired in an open market transaction after such Registration Statement is declared effective.

The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of such 180-day period.

As a condition to the obligation of the Purchasers under this Section 2.8, the Company agrees to use commercially reasonable efforts to ensure that the “lock-up” obligation of the Purchasers under this Section 2.8, and any agreement entered into by the Purchasers as a result of their obligations under this Section 2.8, shall (i) allow for periodic early releases of portions of the securities subject to such “lock-up” obligations, which may be conditioned upon the trading price of the Company’s Common Stock and (ii) provide that all Purchasers will participate on a pro-rata basis in any early release of any stockholder.

Any Purchaser receiving any written notice from the Company regarding the Company’s plans to file a Registration Statement shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Agreement.

2.9        Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of Purchasers holding at least a majority of the Registrable Shares then held by all Purchasers and the Purchasers holding at least a majority of the Senior A Preferred Stock or Senior B Preferred Stock, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company which grants such holder or prospective holder rights to include securities of the Company in any Registration Statement, unless (a) such rights to include securities in a registration initiated by the Company or by Purchasers are not more favorable than the rights granted to Other Holders under Section 2.2, and (b) no rights are granted to initiate a registration, other than registration pursuant to a registration statement on Form S-3 (or its successor) in which Purchasers are entitled to include Registrable Shares on a pro rata basis with such holders based on the number of shares of Common Stock (on an as-converted basis) owned by Purchasers and such holders.

2.10        Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act, or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

(a)        make and keep current public information about the Company available, as those terms are understood and defined in Rule 144;

(b)        use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)        furnish to any holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

2.11        Termination. All of the Company’s obligations to register Registrable Shares under Sections 2.1 and 2.2 shall terminate upon the earliest of (a) five years after the closing of the Initial Public Offering, (b) the date on which no Purchaser holds any Registrable Shares or (c) a Company Sale.

3.        Right of First Refusal.

3.1        Rights of Purchasers to Acquire Offered Securities.

(a)        The Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Offered Securities, unless in each such case the Company shall have first complied with this Section 3.1. The Company shall deliver to each Qualified Purchaser an Offer, which shall (i) identify and describe the Offered Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (iii) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged, and (iv) offer to issue and sell to or exchange with such Purchaser that is a Qualified Purchaser (A) such Qualified Purchaser’s Basic Amount and (B) such Qualified Purchaser’s Undersubscription Amount.

(b)        To accept an Offer, in whole or in part, a Qualified Purchaser must deliver to the Company, on or prior to the date 30 days after the date of delivery of the Offer, a Notice of Acceptance providing a representation letter certifying that such Qualified Purchaser is an accredited investor within the meaning of Rule 501 under the Securities Act and indicating the portion of the Qualified Purchaser’s Basic Amount that such Qualified Purchaser elects to purchase and, if such Qualified Purchaser shall elect to purchase all of its Basic Amount, the Undersubscription Amount (if any) that such Qualified Purchaser elects to purchase. If the Basic Amounts subscribed for by all Qualified Purchasers are less than the total of all of the Basic Amounts available for purchase, then each Qualified Purchaser who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the Available Undersubscription Amount, each Qualified Purchaser who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Qualified Purchaser bears to the total Undersubscription Amounts subscribed for by all Purchasers, subject to rounding by the Board of Directors to the extent it deems reasonably necessary.

(c)        The Company shall have 90 days from the expiration of the period set forth in Section 3.1(b) to issue, sell or exchange all or any part of the Refused Securities, but only to the offerees or purchasers described in the Offer (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) which are not more favorable, in the aggregate, to the acquiring person or persons or less favorable to the Company than those set forth in the Offer.

(d)        In the event the Company shall propose to sell less than all the Refused Securities, then each Qualified Purchaser may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Qualified Purchaser elected to purchase pursuant to Section 3.1(b) multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Qualified Purchasers pursuant to Section 3.1(b) prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Qualified Purchaser so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Qualified Purchasers in accordance with Section 3.1(a).

(e)        Upon (i) the closing of the issuance, sale or exchange of all or less than all of the Refused Securities or (ii) such other date agreed to by the Company and Qualified Purchasers who have subscribed for over 67.0 % of the Offered Securities subscribed for by the Qualified Purchasers, such Qualified Purchaser or Purchasers shall acquire from the Company and the Company shall issue to such Qualified Purchaser or Purchasers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 3.1(d) if any of the Qualified Purchasers has so elected, upon the terms and conditions specified in the Offer.

(f)        The purchase by the Qualified Purchasers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Qualified Purchasers of a purchase agreement relating to such Offered Securities which is consistent with the terms set forth in the Offer and is otherwise reasonably satisfactory in form and substance to the Qualified Purchasers and their respective counsel.

(g)        Any Offered Securities not acquired by the Qualified Purchasers or other persons in accordance with Section 3.1(c) may not be issued, sold or exchanged until they are again offered to the Qualified Purchasers under the procedures specified in this Agreement.

(h)        The rights of the Qualified Purchasers under this Section 3.1 shall not apply to:

(i)        the issuance of any shares of Common Stock as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock;

(ii)        the issuance of any shares of Common Stock upon conversion of shares of convertible preferred stock currently outstanding or issued after the date hereof pursuant to the Purchase Agreement;

(iii)        the issuance of shares of Common Stock or options with respect thereto (subject in either case to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of this Agreement), issued or issuable to employees, directors or officers of, or consultants to, the Company or any Company Subsidiary pursuant to any plan, agreement or arrangement approved by the Board of Directors of the Company;

(iv)        the issuance of securities solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any Company Subsidiary of all or substantially all of the stock or assets of any other entity, or to financial institutions in connection with commercial credit arrangements approved by the Board of Directors of the Company;

(v)        the issuance of shares of Common Stock by the Company in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act;

(vi)        the issuance of any shares of Senior B Preferred Stock or Purchase Agreement Common Stock pursuant to the Purchase Agreement; or

(vii)        the issuance of any Exempted Securities (as defined in the Restated Charter).

3.2        Termination. This Section 3 shall terminate upon the earlier of the closing of a Company Sale or the closing of an Initial Public Offering.

4.        Covenants.

4.1        Affirmative Covenants. So long as at least 20% of the Shares are outstanding, the Company covenants and agrees that it will perform and observe the following covenants and provisions and will cause each Company Subsidiary to perform and observe such of the following covenants and provisions as are applicable to such Company Subsidiary:

(a)        Payment of Taxes and Trade Debt. Pay and discharge when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims, which, if unpaid, might become a lien or charge upon any properties of the Company or a Company Subsidiary, other than those which are being contested in good faith if the Company shall have set aside on its books and shall have provided, in accordance with generally accepted accounting principles, adequate reserves with respect thereto; and pay in conformity with customary trade terms, all lease obligations, all trade debt, and all other indebtedness incident to its operations, except such as are being contested in good faith if the Company shall have set aside on its books and shall have provided, in accordance with generally accepted accounting principles, appropriate reserves with respect thereto.

(b)        Maintenance of Insurance. Maintain with responsible and reputable insurance companies or associations, insurance in such amounts and covering such risks as the Company reasonably deems advisable, subject, with respect to Directors’ and Officers’ liability insurance, to the requirements of Section 4.9.

(c)        Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, unless the failure to so qualify does not and will not have a material and adverse effect on the business, operations or financial condition of the Company; and preserve and maintain all material licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it as are reasonably necessary or advisable for it to conduct its business.

(d)        Compliance with Laws. Comply with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or otherwise, except non-compliance being contested in good faith through appropriate proceedings so long as the Company shall have set up and funded sufficient reserves, if any, required under generally accepted accounting principles with respect to such items.

(e)        Keeping of Records and Books of Account. Keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection within its business shall be made.

(f)        Maintenance of Properties, etc. Maintain and preserve all of its properties that the Company reasonably deems necessary or useful in the proper conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto; and comply with the provisions of all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereof or thereunder.

4.2        Inspection and Observation. So long as at least 20% of the Shares issued from time to time (determined on an as-if converted basis and including in such number the shares of Common Stock issued upon conversion of the Preferred Shares) are outstanding, the Company shall permit each Purchaser who continues to hold at least 20% of the Shares issued to such Purchaser (determined on an as-if converted basis and including in such number the shares of Common Stock issued upon conversion of the Preferred Shares), or any authorized representative thereof, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested.

4.3        Financial Statements and Other Information.

(a)        So long as at least 20% of the Shares issued from time to time (determined on an as-if converted basis and including in such number the shares of Common Stock issued upon conversion of the Preferred Shares) are outstanding, the Company shall deliver to each Purchaser who continues to hold at least 1,000,000 Shares, subject to equitable adjustment in the event of any stock split, stock dividend, reverse-split, recapitalization or other similar transaction (on an as-if converted basis and including in such number the shares of Common Stock issued upon conversion of the Preferred Shares):

(i)        within 90 days after the end of each fiscal year of the Company, an audited balance sheet of the Company as at the end of such year and audited statements of income and of cash flows of the Company for such year, certified by certified public accountants of established national reputation selected by the Company and reasonably acceptable to LLR Equity Partners, and prepared in accordance with generally accepted accounting principles consistently applied; and

(ii)        within 45 days after the end of each fiscal quarter of the Company (other than the fourth quarter), an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of income and of cash flows of the Company for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter.

(iii)        within 30 days after the end of each month (other than the last month of any fiscal quarter), an unaudited balance sheet of the Company as at the end of such month and unaudited statements of income and of cash flows of the Company for such month and for the current fiscal year to the end of such month, setting forth in comparative form the Company’s projected financial statements for the corresponding periods for the current fiscal year;

(iv)        as soon as available, but in any event prior to the commencement of each new fiscal year, a business plan and projected financial statements for such fiscal year containing an operating plan with a monthly forecast of results and a narrative explanation, which shall be approved by the Board of Directors at the first meeting of the new fiscal year;

(v)        such other notices, information and data with respect to the Company as the Company delivers to the holders of its capital stock at the same time it delivers such items to such holders

(vi)        copies of all management letters from auditors and Company responses to same; and

(vii)        with reasonable promptness, such other information and data as such Purchaser may from time to time reasonably request.

(b)        The foregoing financial statements shall be prepared on a consolidated basis if the Company then has any subsidiaries. The financial statements delivered pursuant to clauses (ii) and (iii) of paragraph (a) shall be accompanied by a certificate of the chief financial officer of the Company stating that such statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as noted) and fairly present the financial condition and results of operations of the Company at the date thereof and for the periods covered thereby, and shall be accompanied by a descriptive narrative of the results including a comparison between the actual, projected and comparable figures for the prior year.

4.4        Material Changes and Litigation. The Company shall promptly notify the Purchasers of any material adverse change in the business, assets or financial condition of the

Company and of any litigation or governmental proceeding or investigation brought or, to the best of the Company’s knowledge, threatened against the Company, or against any Founder (as defined in the Purchase Agreement), officer, director, key employee or principal stockholder of the Company which, if adversely determined, would have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of the Company.

4.5        BCBS Notification Rights. Upon the Company’s receipt of a bona fide offer or proposal in writing for a transaction that would constitute a Company Sale from any person, the Company shall notify BlueCross BlueShield Venture Partners, L.P. (“BCBS”) in writing of such proposal, provided that the Company is not obligated to identify the name of the requesting or offering party or any of the terms of any proposed acquisition. For the avoidance of doubt, the Company shall not be required to provide notice to BCBS in connection with any offer made to the stockholders of the Company in respect of a Company Sale described in clause (c) of the definition of “Company Sale” in Section 1 above unless and until the Company receives a bona fide written offer with respect to such proposed Company Sale. The rights described in this Section 4.5 shall terminate and be of no further force or effect upon the earliest of (a) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, (b) the consummation of a Company Sale or (c) such time as BCBS together with its affiliates (including, but not limited to, for purpose of this Section 4.5, Sandbox Co-Investment Fund I, L.P., a Delaware limited partnership) no longer hold at least fifty percent (50%) of the shares of Preferred Stock purchased by BCBS pursuant to that certain Series D Convertible Purchase Agreement, dated as of April 15, 2010, and that certain Series C Convertible Preferred Stock Purchase Agreement, dated as of February 2, 2009, by and among the Company and certain of the Purchasers (or securities converted therefrom or exchanged therefor).

4.6        Key Man Insurance The Company shall maintain term life insurance upon the lives of Chaim Indig and Evan Roberts in the amount of $1,000,000 each, with the proceeds payable to the Company, for so long as each such person is engaged as an officer of the Company.

4.7        Agreements with Employees; Options.

(a)        The Company shall require (i) all persons now or hereafter employed by the Company and (ii) all independent contractors utilized by the Company who have access to confidential or proprietary information of the Company to enter into non-disclosure and assignment of inventions agreements substantially in the form of Exhibit K-1 or Exhibit K-2 to the Purchase Agreement and shall require all persons now or hereafter employed by the Company to enter into non-competition and non-solicitation agreements substantially in the form of Exhibit L to the Purchase Agreement, or such other form as may be approved by the Board of Directors of the Company.

(b) In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person, following which such Person shall hold shares of capital stock of the Company constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to (i) become a party to the Fifth Amended and Restated Stockholders’ Voting Agreement (the “Amended and Restated Voting Agreement”) and the Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, each of even date herewith, and (ii) enter into a lock-up agreement of the type described in Section 2.8.

(c)        The Company agrees that it will not, without the prior written consent of the holders of a majority of the members of the Board of Directors, terminate, amend or waive any rights under any inventions, confidentiality, non-competition or restricted stock agreement between the Company and any Founder (as defined in the Purchase Agreement).

(d)        Except as may otherwise be determined by the Compensation Committee of the Board of Directors, all options or restricted stock granted or issued by the Company shall become exercisable at the rate of 25% on the first anniversary of grant or issue and 6.25% per quarter thereafter over the subsequent three years so long as the holder continues to be an employee or consultant of the Company.

4.8        Board of Directors.

(a)        The Company shall promptly reimburse in full each director of the Company who is not an employee of the Company for all of his or her reasonable travel and other out-of-pocket expenses incurred in connection with attending each meeting of the Board of Directors of the Company or any committee thereof or otherwise in connection with his or her services as a member of the Board of Directors or member of a committee thereof.

(b)        The Board of Directors shall meet on at least a monthly basis, unless otherwise agreed by a majority of the members of the Board of Directors who are not employees of the Company or a Company Subsidiary.

(c)        The Restated Charter shall at all times provide for the indemnification of the members of the Board of Directors to the fullest extent provided by the law of the jurisdiction in which the Company is organized. In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation in such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as contained in the Restated Charter.

(d)        The Company shall obtain and maintain Directors’ and Officers’ liability insurance in an amount and on such terms as are approved by the Board of Directors.

4.9        Related Party Transactions. The Company shall not enter into any agreement with any stockholder, officer or director of the Company, or any “affiliate” of such persons (as such term is defined in the rules and regulations promulgated under the Securities

Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, without the consent of a majority of the members of the Company’s Board of Directors having no interest in such agreement or arrangement; provided, however, that no entity that directly or indirectly holds a primary license agreement issued by Blue Cross Blue Shield Association, an Illinois not-for-profit membership corporation, permitting such entity to use the Blue Cross Blue Shield brands shall be considered an “affiliate” for purposes of this Section 4.9.

4.10        Reservation of Common Stock. The Company shall reserve and maintain a sufficient number of shares of Common Stock for issuance upon conversion of all of the outstanding Preferred Shares.

4.11        International Investment and Trade in Services Survey Act. The Company shall use commercially reasonable efforts to file on a timely basis all reports required to be filed by it under 22 U.S.C. Section 3104, or any similar statute, relating to a foreign person’s direct or indirect investment in the Company.

4.12        Additional Covenants. The Company hereby covenants and agrees that it shall not, without approval of a majority of the Board of Directors, including, until such time as the Company has achieved $40 million or more in annual revenue and has EBITDA of greater than zero for a full auditable calendar year, at least three (3) of the Preferred Stock Directors:

(a)        approve the Company’s annual operating budget;

(b)        incur any aggregate indebtedness in excess of $500,000 that is not already included in a budget approved by the Board of Directors, other than trade credit incurred in the ordinary course of business; or

(c)        unless with approval of the Compensation Committee of the Board of Directors pursuant to the Amended and Restated Voting Agreement, hire, terminate, or change the compensation of the CEO or CFO of the Company, including approving any option grants or stock awards to such executive officers.

4.13        Reserved.Termination of Covenants. All covenants of the Company contained in this Section 4 shall terminate upon the earlier of the closing of a Company Sale or the closing of an Initial Public Offering.

5.        Confidentiality. Each Purchaser agrees that he, she or it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any Confidential Information, unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5 by such Purchaser), (b) is or has been independently developed or conceived by the Purchaser without use of the Company’s Confidential Information or (c) is or has been made known or disclosed to the Purchaser by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Purchaser may disclose Confidential Information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from such Purchaser as long as such prospective purchaser agrees to be bound by the provisions of this Section 5, (iii) to any Affiliated Party of such Purchaser, or (iv) as may otherwise be required by law, provided that the Purchaser takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, such information shall not be deemed confidential for the purpose of enforcing this Agreement.

6.        Transfers of Rights; Calculation of Share Numbers.

6.1        Transfer of Rights. This Agreement, and the rights and obligations of each Purchaser hereunder, may be assigned by such Purchaser to (a) any person or entity to which at least 5% of the Shares issued to such Purchaser are transferred by such Purchaser, or (b) to any Affiliated Party of such Purchaser, and, in each case, such transferee shall be deemed a “Purchaser” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement; provided, however, that in no event may a Purchaser transfer such Shares to a competitor of the Company, as determined in good faith by the Board of Directors of the Company.

6.2        Calculation of Share Numbers. In determining the number of Shares owned by a Purchaser for purposes of exercising rights under this Agreement, (a) Shares owned by a Purchaser shall be deemed to include Preferred Shares which have been converted into Common Stock so long as such Common Stock is owned by such Purchaser and (b) all Shares held by affiliated entities or persons shall be aggregated together (provided that no shares shall be attributed to more than one entity or person within any such group of affiliated entities or persons).

7.        General.

7.1        Severability. The provisions of this Agreement are severable, so that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect.

7.2        Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Purchaser shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

7.3        Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware, as to matters within the scope thereof, and the internal laws of the State of New York (without reference to the conflicts of law provisions thereof), as to all other matters.

7.4        Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company, at 432 Park Avenue South, 12th Floor, New York, New York 10016, Attention: President, or at such other address as may have been furnished in writing by the Company to the other parties hereto, with a copy to Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, Attention: John J. Egan III, Esq.; or

If to a Purchaser, at its address set forth on Exhibit A, or at such other address as may have been furnished in writing by such Purchaser to the other parties hereto, with a copy to Steven Hull, Stoel Rives LLP, 760 SW Ninth Avenue, Suite 3000, Portland, Oregon 97205-2586.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 7.4.

7.5        Complete Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated, and superseded and replaced in its entirety by this Agreement and shall be of no further force or effect.

7.6        Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and Purchasers holding Shares representing at least a majority of the voting power of all Shares then held by Purchasers; provided that (i) any amendment, termination or waiver to the terms of Section 2 (or a defined term used therein) that occurs after the closing of the Initial Public Offering shall instead require the written consent of the Company and Purchasers holding Registrable Shares representing at least a majority of the voting power of all Registrable Shares then held by all Purchasers, (ii) any amendment, termination or waiver of any term of this Agreement which alters the rights or obligations of the Senior A Preferred Stock in a different or disproportionate, and adverse manner than the rights or obligations of the Senior B Preferred Stock, the Junior Preferred Stock and the Redeemable Preferred Stock taken together shall require the written consent of at least a majority of the then outstanding shares of Senior A Preferred Stock, (iii) any amendment, termination or waiver of any term of this Agreement which alters the rights or obligations of the Senior B Preferred Stock in a different or disproportionate, and adverse manner than the rights or obligations of the Senior A Preferred Stock, the Junior Preferred Stock and the Redeemable Preferred Stock taken together shall require the written consent of at least a majority of the then outstanding shares of Senior B Preferred Stock, and (iv) any amendment, termination or waiver of any term of this Agreement which alters the rights or obligations of the Junior Preferred Stock in a different or disproportionate, and adverse manner than the rights or obligations of the Senior A Preferred Stock and the Senior B Preferred Stock taken together shall require the written consent of at least a majority of the then outstanding shares of Junior Preferred Stock. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Purchaser without the written consent of such Purchaser unless such amendment, termination or waiver applies to all Purchasers in the same fashion (it being agreed that a waiver of the provisions of Section 3 with respect to a particular transaction shall be deemed to apply to all Qualified Purchasers in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Qualified Purchasers may nonetheless, by agreement with the Company, purchase securities in such transaction). The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 7.6 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

7.7        Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

7.8        Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts (including, in the case of the Purchasers, Financing Signature Pages (as defined in the Purchase Agreement)), each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement (including the Financing Signature Pages) may be executed by facsimile signatures.

7.9        Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

7.10        Termination. Notwithstanding anything herein to the contrary, this Agreement shall terminate upon the closing of a Company Sale.

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IN WITNESS WHEREOF, this Fifth Amended and Restated Investor Rights Agreement has been executed by the parties as of the date first written above.

COMPANY:

PHREESIA, INC.

By:	/s/ Chaim Indig
	Name:	Chaim Indig
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, this Fifth Amended and Restated ,Investor Rights Agreement has been executed by the parties as of the date first written above.

STOCKHOLDERS:

/s/ Chaim Indig
Chaim Indig

Address: 432 Park Avenue South, 12th Floor

New York, NY 10016

/s/ Evan Roberts
Evan Roberts

Address: 432 Park Avenue South, 12th Floor

New York, NY 10016

/s/ Michael Weintraub
Michael Weintraub

Address: 432 Park Avenue South, 12th Floor

New York, NY 10016

/s/ David Linetsky
David Linetsky

Address: 432 Park Avenue South, 12th Floor

New York, NY 10016

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, this Fifth Amended and Restated Investor Rights Agreement has been executed by the parties as of the date first written above.

ECHO HEALTH VENTURES, LLC

By:	/s/ Robert M. Coppedge
Name:	Robert M. Coppedge
Title:	Chief Executive Officer

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, this Fifth Amended and Restated Investor Rights Agreement has been executed by the parties as of the date first written above.

LLR EQUITY PARTNERS IV, L.P.

By: LLR Capital IV, L.P., its general partner

By: LLR Capital IV, LLC, its general partner

By:	/s/ Scott Perricelli
Name: Scott Perricelli
Title: Partner

LLR EQUITY PARTNERS PARALLEL IV, L.P.

By: LLR Capital IV, L.P., its general partner

By: LLR Capital IV, LLC, its general partner

By:	/s/ Scott Perricelli
Name: Scott Perricelli
Title: Partner

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, this Fifth Amended and Restated Investor Rights Agreement has been executed by the parties as of the date first written above.

CHV II, L.P.

By: Ascension Health Ventures II, LLC,
its General Partner

By	/s/ Matthew I. Hermann
Name: Matthew I. Hermann
Title: Senior Managing Director

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, this Fifth Amended and Restated Investor Rights Agreement has been executed by the parties as of the date first written above.

HLM VENTURE PARTNERS II, L.P.

By: HLM Venture Associates II, LLC, its General Partner

By:	/s/ Edward L. Cahill
Name: Edward L. Cahill
Title: Managing Partner

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, this Fifth Amended and Restated Investor Rights Agreement has been executed by the parties as of the date first written above.

POLARIS VENTURE PARTNERS V, L.P.

By: Polaris Venture Management Co. V, L.L.C., its General Manager

By:	/s/ Max Eisenberg
Name: Max Eisenberg
Title: Attorney-in-Fact

POLARIS VENTURE PARTNERS
ENTREPRENEURS’ FUND V, L.P.

By: Polaris Venture Management Co. V, L.L.C., its General Manager

By:	/s/ Max Eisenberg
Name: Max Eisenberg
Title: Attorney-in-Fact

POLARIS VENTURE PARTNERS
FOUNDERS’ FUND V, L.P.

By: Polaris Venture Management Co. V, L.L.C., its General Manager

By:	/s/ Max Eisenberg
Name: Max Eisenberg
Title: Attorney-in-Fact

POLARIS VENTURE PARTNERS SPECIAL FOUNDERS’ FUND V, L.P.

By: Polaris Venture Management Co. V, L.L.C., its General Manager

By:	/s/ Max Eisenberg
Name: Max Eisenberg
Title: Attorney-in-Fact

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, this Fifth Amended and Restated Investor Rights Agreement has been executed by the parties as of the date first written above.

LONG RIVER VENTURES II, L.P.

By: Long River Capital Partners II, LLC, its General Partner

By: Long River Capital Management, LLC, its Manager

By:	/s/ William R Cowen
Name: William R Cowen
Title: General Partner

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, this Fifth Amended and Restated Investor Rights Agreement has been executed by the parties as of the date first written above.

BLUECROSS BLUESHIELD VENTURE
PARTNERS, L.P.

By: Bluecross Blueshield Ventures, Inc., its General Partner

By:	/s/ John Banta
Name: John Banta
Title: MD Venture Funds

SANDBOX CO-INVESTMENT FUND I, L.P.

By: Sandbox Co-Investment, LLC, its General Partner

By: Sandbox Industries, LLC, its Sole Member

By: Sandbox Industries Manager, LLC, its Sole Manager

By:	/s/ Matt Downs
Name: Matt Downs
Title: Managing Director

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

EXHIBIT A

List of Purchasers

Name and Address

of Purchasers

Echo Health Ventures LLC

100 SW Market Street, M/S WW3-30

Portland, OR 97201

CHV II, LP

101 South Hanley Road, Suite 200

St. Louis, MO 63105

Polaris Venture Partners V, L.P.

1000 Winter Street, Suite 3350

Waltham, MA 02451-1215

Polaris Venture Partners Entrepreneurs’ Fund V, L.P.

1000 Winter Street, Suite 3350

Waltham, MA 02451-1215

Polaris Venture Partners Founders’ Fund V, L.P.

1000 Winter Street, Suite 3350

Waltham, MA 02451-1215

Polaris Venture Partners Special Founders’ Fund V, L.P.

1000 Winter Street, Suite 3350

Waltham, MA 02451-1215

HLM Venture Partners II, L.P.

222 Berkeley Street, 21st Floor

Boston, MA 02116

Long River Ventures, L.P.

100 Venture Way, Suite 4

Hadley, MA 01035

Long River Ventures II, L.P.

100 Venture Way, Suite 4

Hadley, MA 01035

Village Ventures Fund II, L.P.

430 Main St., Suite 1

Williamstown, MA 01267

Village Ventures Fund II-B, L.P.

430 Main St., Suite 1

Williamstown, MA 01267

Worcester Venture Fund, L.P.

100 Venture Way, Suite 4

Hadley, MA 01035

BlueCross BlueShield Venture Partners, L.P.

225 N. Michigan Avenue

Chicago, IL 60601

Sandbox Co-Investment Fund I, L.P.

213 N. Racine Ave. Suite 201

Chicago, IL 60607

VP New York Venture Partners, L.P.

1001 Bayhill Dr.,

Suite 300, San Bruno, CA 94066

VantagePoint Venture Partners 2006 (Q), L.P.

1001 Bayhill Dr., Suite 300,

San Bruno, CA 94066

LLR Equity Partners IV, L.P.

Cira Centre, 2929 Arch Street

Philadelphia, PA 19104

LLR Equity Partners Parallel IV, L.P.

Cira Centre, 2929 Arch Street

Philadelphia, PA 19104